Exhibit 10.19

AGREEMENT

made as of the Twenty-ninth (29th) day of July, 2007

BETWEEN the Owner:
Promotora Valle Hermosa, Inc.
1809 E. Broadway St., Ste 346
Oviedo, Florida 32765

and the Architect:
(Name and address)
JNP Architectos, Inc.
Ave America 4641 y Manosca
Quito Ecuador

For the Development Projects undertaken by Promotora Valle Hermosa within the next two years after the date on the present contract.

The Owner and Architect agree as set forth below.

TERMS AND CONDITIONS OF AGREEMENT BETWEEN OWNER AND ARCHITECT

ARTICLE 1

ARCHITECT'S RESPONSIBILITIES

1.1 ARCHITECT'S SERVICES

1.1.1 The Architect's services consist of those services performed by the Architect, Architect's employees and Architect's consultants as enumerated in Articles 2 and 3 of this Agreement and any other services included in Article 12.

1.1.2 The Architect's services shall be performed as expeditiously as is consistent with professional skill and care and the orderly progress of the Work. Upon request of the owner, the Architect shall submit for the Owner's approval a schedule for the performance of the Architect's services which may be adjusted as the Project proceeds, and shall include allowances for periods of time required for the Owner's review and for approval of submissions by authorities having jurisdiction over the Project. Time limits established by this schedule approved by the owner shall not, except for reasonable cause, be exceeded by the Architect or Owner.

1.1.3 The services covered by this Agreement are subject to the time limitations contained in Subparagraph 11.5.1.

ARTICLE 2

SCOPE OF ARCHITECT'S BASIC SERVICES

2.1 DEFINITION

2.1.1 The Architect's Basic Services consist of those described in Paragraphs 2.2 through 2.6 and any other services identified in Article 12 as part of Basic Services, and include normal structural, mechanical and electrical engineering services.

2.2 SCHEMATIC DESIGN PHASE

2.2.1 The Architect shall review the program furnished by the Owner to ascertain the requirements of the Project and shall arrive at a mutual understanding of such requirements with the Owner.

2.2.2 The Architect shall provide a preliminary evaluation of the Owner's program, schedule and construction budget requirements, each in terms of the other, subject to the limitations set forth in the present agreement.

2.2.3 The Architect shall review with the Owner alternative approaches to design and construction of the Project.

2.2.4 Based on the mutually agreed-upon program, schedule and construction budget requirements, the Architect shall prepare, for approval by the Owner, Schematic Design Documents consisting of drawings and other documents illustrating the scale and relationship of Project components.

2.2.5 The Architect shall submit to the Owner a preliminary estimate of Construction Cost based on current area, blouse or other unit costs.

2.3 DESIGN DEVELOPMENT PHASE

2.3.1 Based on the approved Schematic Design Documents and any adjustments authorized by the Owner in the program, schedule or construction budget, the Architect shall prepare, for approval by the Owner, Design Development Documents consisting of drawings and other documents to fix and describe the size and character of the Project as to architectural, structural, mechanical and electrical systems, materials and such other elements as may be appropriate.

2.3.2 The Architect shall advise the Owner of any adjustments to the preliminary estimate of Construction Cost.

2.4 CONSTRUCTION DOCUMENTS PHASE

2.4.1 Based on the approved Design Development Documents and any further adjustments in the scope or quality of the Project of in the construction budget authorized by the Owner, the Architect shall prepare, for approval by the Owner, Construction Documents consisting of Drawings and Specifications setting forth in detail the requirements for the construction of the Project.

2.4.2 The Architect shall assist the Owner in the preparation of the necessary bidding information, bidding forms, the Conditions of the Contract, and the form of Agreement between the Owner and Contractor.

2.4.3 The Architect shall advise the Owner of any adjustments to previous preliminary estimates of Construction Cost indicated by changes in requirements or general market conditions.

2.4.4 The Architect shall assist the Owner in connection with the Owner's responsibility for filing documents required for the approval of governmental authorities having jurisdiction over the Project.

2.5.1 The Architect shall review and approve or take other appropriate action upon all Contractor's submittals such as Shop Drawings, Product Data and Samples, but only for the limited purpose of checking for conformance with information given and the design concept expressed in the Contract Documents. The Architect's action shall be taken with such reasonable promptness as to cause no delay in the Work or in the construction of the Owner or of separate contractors, while allowing sufficient time in the Architect's professional judgment to permit adequate review. Review of such submittals is not conducted for the purpose of determining the accuracy and completeness of other details such as dimensions and quantities or for substantiating instructions for installation or performance of equipment or systems designed by the Contractor, all of which remain the responsibility of the Contractor, to the extent required by the Contract Documents. The Architect's review shall not constitute approval of safety precautions or, unless otherwise specifically stated by the Architect, of construction means, methods, techniques, sequences or procedures. The Architect's approval of a specific item shall not indicate approval of an assembly of which the item is a component. When professional certification of performance characteristics of materials, systems or equipment is required by the Contract Documents, the Architect shall be entitled to rely upon such certification to establish that the materials, systems or equipment will meet the performance criteria required by the Contract Documents.

2.5.2 The Architect shall prepare Change Orders and Construction Change Directives, with supporting documentation and data if deemed necessary by the Architect as provided in the present agreement, for the Owner's approval and execution in accordance with the Contract Documents, and may authorize minor changes in the Work not involving an adjustment in the Contract Sum or an extension of the Contract Time which are not inconsistent with the intent of the Contract Documents and or the intended functional use of the Facilities.

2.5.3 The Architect shall interpret and decide matters concerning performance of the Owner and Contractor under the requirements of the Contract Documents on written request of either the Owner or Contractor. The Architect's response to such requests shall be made with reasonable promptness and within any time limits agreed upon.

2.5.4 Interpretations and decisions of the Architect shall be consistent with the intent of and reasonably inferable from the Contract Documents and shall be in writing or in the form of drawings. When making such interpretations and initial decisions, the Architect shall endeavor to secure faithful performance by both Owner and Contractor, shall not show partiality to either, and shall not be liable for results of interpretations or decisions so rendered in good faith.

2.5.5 The Architect's decisions on matters relating to aesthetic effect shall be final if consistent with the intent expressed in the Contract Documents.

2.5.6 The Architect shall render written decisions within a reasonable time on all claims, disputes or other matters in question between the Owner and Contractor relating to the execution or progress of the Work as provided in the Contract Documents.

ARTICLE 3
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ADDITIONAL SERVICES

3.1 GENERAL

3.1.1 The services described in this Article 3 are not included in Basic Services unless so identified in Article 12, and they shall be paid for by the Owner as provided in this Agreement, in addition to the compensation for Basic Services. The services shall only be provided if authorized or confirmed in writing by the Owner. If services described under Contingent Additional Services are required due to circumstances beyond the Architect's control, the Architect shall notify the Owner prior to commencing such services. If the Owner deems that such services described in the present agreement are not required, the Owner shall give prompt written notice to the Architect. If the Owner indicates in writing that all or part of such contingent Additional Services are not required, the Architect shall have no obligation to provide those services.

ARTICLE 3
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OWNER'S RESPONSIBILITIES

3.1 The Owner shall provide full information regarding requirements for the Project, including a program which shall set forth the Owner's objectives, schedule, constraints and criteria, including space requirements and relationships, flexibility, expandability, special equipment, systems and site requirements.

3.2 The Owner shall establish and update an overall budget for the Project, including the Construction Cost, the Owner's other costs and reasonable contingencies related to all of these costs.

3.3 If requested by the Architect, the Owner shall furnish evidence that financial arrangements have been made to fulfill the Owner's obligations under this Agreement.

3.4 The Owner shall designate a representative authorized to act on the Owner's behalf with respect to the Project. The Owner or such authorized representative shall render decisions in a timely manner pertaining to documents submitted by the Architect in order to avoid unreasonable delay in the orderly and sequential progress of the Architect's services.

3.5 The Owner shall furnish surveys describing physical characteristics, legal limitations and utility locations for the site of the Project, and a written legal description of the site. The surveys and legal information shall include, as applicable, grades and lines of streets, alleys, pavements and adjoining property and structures; adjacent drainage, rights-of-way, restrictions, easements, encroachments, zoning, deed restrictions, boundaries and contours of the site; locations, dimensions and necessary data pertaining to existing buildings, other improvements and trees; and information concerning available utility services and lines, both public and private, above and below grade, including inverts and depths. All the information on the survey shall be referenced to a project benchmark.

3.6 The Owner shall furnish the services of geotechnical engineers when  such services are requested by the Architect. Such services may include but are not limited to test borings, test pits, determinations of soil bearing values, percolation tests, evaluations of hazardous materials, ground corrosion and resistivity tests, including necessary operations for anticipating subsoil conditions, with reports and appropriate professional recommendations.

3.6.1 The Owner shall furnish the services of other consultants when such services are reasonable required by the scope of the Project and are requested by the Architect.

3.7 The Owner shall furnish structural, mechanical, chemical, air and water pollution tests, tests for hazardous materials, and other laboratory and environmental tests, inspections and reports required by law or the Contract Documents.

3.7.1 The Owner shall furnish an Environmental Assessment of the site when such tests are reasonable required by the Scope of the Project and are requested by the Architect.

3.8 The Owner shall furnish all legal, accounting and insurance counseling services as may be necessary at any time for the Project, including auditing services the Owner may require to verify the Contractor's Applications for Payment or to ascertain how or for what purposes the Contractor has used the money paid by or on behalf of the Owner.

3.9 The services, information, surveys and reports required by Paragraphs 3.5 through 3.8 shall be furnished at the Owner's expense, and the Architect shall be entitled to rely upon the accuracy and completeness thereof.

3.10 Prompt written notice shall be given by the Owner to the Architect if the Owner becomes aware of any fault or defect in the Project or nonconformance with the Contract Documents.

3.11 The proposed language of certificates or certifications requested of the Architect or Architect's consultants shall be submitted to the Architect for review and approval at least 14 days prior to execution. The Owner shall not request certifications that would require knowledge or services beyond the scope of the Agreement.

ARTICLE 4
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CONTRUCTION COST

4.1 DEFINITION

4.1.1 The Construction Cost shall be the total cost or estimated cost to the owner of all elements of the Project designed or specified by the Architect.

4.1.2 The Construction Cost shall include the cost at current market rates of labor and materials furnished by the Owner and equipment designed, specified, selected or specially provided for by the Architect, plus a reasonable allowance for the Contractor's overhead and profit. In addition, a reasonable allowance for contingencies shall be included for market conditions at the time of bidding and for changes in the Work during construction.

4.1.3 Construction Cost does not include the compensation of the Architect and Architect's consultants, the costs of the land, rights-of-way, financing or other costs which are the responsibility of the Owner as provided in Article 4.

4.2 RESPONSIBILITY FOR CONSTRUCTION COST

4.2.1 Evaluations of the Owner's Project budget, preliminary estimates of Construction Cost and detailed estimates of Construction Cost, if any, prepared by the Architect, represent the Architect's best judgment as a design professional familiar with the construction industry. It is recognized, however, that neither the Architect nor the Owner has control over the cost of labor, materials or equipment, over the Contractor's methods of determining bid prices, or over competitive bidding, market or negotiating conditions. Accordingly, the Architect cannot and does not warrant or represent that bids or negotiated prices will not vary from the Owner's Project budget or from any estimate of Construction Cost or evaluation prepared or agreed to by the Architect.

4.2.2 No fixed limit of Construction Cost shall be established as a condition of this Agreement by the furnishing, proposal or establishment of a Project budget, unless it regards the Architect fees or such fixed limit has been agreed upon in writing and signed by the parties hereto. If such a fixed limit has been established, the Architect shall be permitted to include contingencies for design, bidding and price escalation, to determine what materials, equipment, component systems and types of construction are to be included in the Contract Documents, to make reasonable adjustments in the scope of the Project and to include in the Contract Documents alternate bids to adjust the Construction Cost to the fixed limit. Fixed limits, if any, shall be increased in the amount of an increase in the Contract Sum occurring after execution of the Contract for Construction.

4.2.3 If the Bidding or Negotiation Phase has not commenced within 90 days after the Architect submits the Construction Documents to the Owner, any Project budget or fixed limit of Construction Cost shall be adjusted to reflect changes in the general level of prices in the construction industry between the date of submission of the Construction Documents to the Owner and the date on which proposals are sought.

4.2.4 If a fixed limit of Construction Cost (adjusted as provided in Subparagraph 4.2.3) is exceeded by the lowest bona fide bid or negotiated proposal, the Owner shall:

.1 give written approval of an increase in such fixed limit;

.2 authorize rebidding or renegotiating of the Project within a reasonable time;

.3 if the Project is abandoned, terminate in accordance with present agreement; or

.4 cooperate in revising the Project scope and quality as required to reduce the Construction Cost.

4.2.4 If the Owner chooses to proceed under Clause 4.2.4.4, the Architect, without additional charge, shall modify the Contract Documents as necessary to comply with the fixed limit, if established as a condition of this Agreement. The modification of Contract Documents shall be the limit of the Architect's responsibility arising out of the establishment of a fixed limit. The Architect shall be entitled to compensation in accordance with this Agreement for all services performed whether or not the Construction Phase is commenced.

ARTICLE 5
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USE OF ARCHITECT'S DRAWINGS SPECIFICATIONS AND OTHER DOCUMENTS

5.1 The Drawings, Specifications and other documents prepared by the Architect for this Project are instruments of the Architect's service for use solely with respect to this Project and, unless otherwise provided, the Architect shall be deemed the author of these documents and shall retain all common law, statutory and other reserved rights, including the copyright. The Owner shall be permitted to retain copies, including reproducible copies, of the Architect's Drawings, Specifications and other documents shall not be used by the Owner or others on other projects, for additions to this Project or for completion of this Project by others, unless the Architect is adjudged to be in default under this Agreement, except by agreement in writing and with appropriate compensation to the Architect.

5.2 Submission or distribution of documents to meet official regulatory requirements or for similar purposes in connection with the Project is not to be construed as publication in derogation of the Architect's reserved rights.

ARTICLE 6
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ARBITRATION

6.1 Unresolved claims, disputes and other matters in question between the parties to this Agreement arising out of or relating to this Agreement or breach thereof, shall be subject to lawful recourse of the parties pursuant to law in the Republic of Ecuador

ARTICLE 7
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TERMINATION, SUSPENSION OR ABANDONMENT

7.1 This Agreement may be terminated by either party upon not less than seven days' written notice should the other party fail substantially to perform in accordance with the terms of this Agreement through no fault of the party initiating the termination.

7.2 If the Project is suspended by the Owner for more than 30 consecutive days, the Architect shall be compensated for services performed prior to notice of such suspension. When the Project is resumed, the Architect's compensation shall be equitably adjusted to provide for expenses incurred in the interruption and resumption of the Architect's services. However, such equitable adjustment to the Architect's compensation shall be paid only in those instances in which the Owner has not extended the period of time for the Architect's performance of services under this Agreement equal to the time by which the Project was suspended.

7.3 This Agreement may be terminated by the Owner upon not less than seven days' written notice to the architect in the event that the Project is permanently abandoned.

7.4 Failure of the Owner to make payments to the Architect in accordance with this Agreement shall be considered substantial nonperformance and cause for termination.

7.5 If the Owner fails to make payment when due the Architect for services and expenses, the Architect may, upon seven days' written notice to the Owner, suspend performance of services under this Agreement. Unless payment in full is received by the Architect within seven days of the date of the notice, the suspension shall take effect without further notice. In the event of a suspension of services, the Architect shall have no liability to the Owner for delay or damage caused the Owner because of such suspension of services.

7.6 In the event of termination not the fault of the Architect, the Architect shall be compensated for services performed prior to termination, together with Reimbursable Expenses then due.

ARTICLE 8
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PAYMENTS TO THE ARCHITECT

8.1 DIRECT PERSONNEL EXPENSE

8.1.1 Direct Personnel Expense is defined as the direct salaries of the
Architect's personnel engaged on the Project. Such Expense shall be established as a fixed fee for the duration of this contract at $150,000 cash or 250,000 shares S-8 of the company (the company should decide to register S-8 stock in lieu of payment to the Architect at its sole discretion).

8.1.2 If paid in stock, the whole amount should be prepaid before the Architect begins services.

8.2 REIMBURSABLE EXPENSES

8.2.1 Reimbursable Expenses are in addition to compensation for Basic and Additional Services and include expenses incurred by the Architect and Architect's employees and consultants in the interest of the Project, as identified in the following Clauses.

8.2.1.1 Expense of transportation in connection with authorized out-of- town travel; long-distance communications; and fees paid for securing approval of authorities having jurisdiction over the Project.

8.2.1.2 Expense of reproductions, postage and handling of Drawings, Specifications and other documents.

8.2.1.3 If authorized in advance by the Owner, expense of overtime works requiring higher than regular rates.

8.2.1.4 Expense of renderings, models and mock-ups requested by the Owner.

8.2.1.4 Expense of additional insurance coverage or limits, including professional liability insurance, requested by the Architect and Architect's consultants.

OWNER: Promotora Valle Hermoso, Inc.     ARCHITECT: JNP Arhitectos, Inc.

By: /s/ Ramon Rosales                  By: /s/ Jorge Narvaez

NAME: Ramon Rosales                NAME: Jorge Narvaez
TITLE: President and CEO               TITLE: President